Exhibit 99.1

LA CORTEZ ENERGY, INC.
Calle 67 #7-35 Oficina 409, Bogotá, Colombia

LA CORTEZ ENERGY ANNOUNCES AN AGREEMENT WITH PETROLEOS DEL
 NORTE (PETRONORTE) ON A 51,333 HECTARES EXPLORATION BLOCK IN
 PUTUMAYO, SOUTH COLOMBIA

Bogota, Colombia --  January 7th , 2009 -- La Cortez Energy, Inc.  (OTC: LCTZ) (“La Cortez”) is pleased to announce that it has entered into a memorandum of understanding (“MOU”) with Petroleos del Norte S.A. (“Petronorte”), a subsidiary of Petrolatina Plc. (AIM: PELE), that entitles La Cortez to a 50% Net Working Interest in the Putumayo 4 block located in the south of Colombia.

The Agencia Nacional de Hidrocarburos (the “ANH”), Colombia’s hydrocarbon regulatory agency, confirmed that Petronorte was the successful bidder in the Colombia Mini Round 2008 on the Putumayo 4 block.  According to the MOU which is triggered by Petronorte’s winning bid, La Cortez will enter into a farm-in agreement with Petronorte relating to the Putumayo 4 block in the near future.  It is expected that Petronorte will sign an exploration and production (“E&P”) contract with ANH in early 2009.

The Putumayo 4 block covers an extension of 51,333 hectares located in the Putumayo Basin  just south of Grantierra’s Costayaco oil discovery in the Chaza Block and has over 400 Km of pre-existing 2D seismic through which La Cortez and Petronorte have identified promising leads.  The Putumayo basin is considered one of the areas with the most exploratory potential in Colombia and is quickly becoming a prolific hydrocarbon producer.

Under the proposed terms of the E&P Contract with the ANH, La Cortez and Petronorte will shoot 103 Km of 2D seismic and will drill an exploratory well in the first three years of their work program. The E&P Contract will consist of two three-year exploration phases and a twenty-four year production phase.

As criteria for awarding blocks in the 2008 Mini Round, the ANH considered proposed additional work commitments, comprised of capital expenditures and a production revenue payment after royalties - the “X Factor.”  La Cortez and Petronorte offered to invest US $1.6 million in additional seismic work in the Putumayo 4 block and to pay ANH a 1% of net production revenues X Factor. Under the terms of its proposed farm-in agreement with Petronorte, La Cortez will assume two-thirds of the cost of the first seismic campaign and will be reimbursed by Petronorte should the first well become a producing well.

“We are very excited to have this opportunity to explore in the Putumayo 4 block with our partner Petronorte as we see exploratory upside in this acreage. We believe this block will be the initial footprint for La Cortez in Colombia and we are working to expand our reach to other blocks in the region in the near future,” said Andres Gutierrez, President and CEO of La Cortez.

About La Cortez Energy, Inc.

La Cortez Energy, Inc. is an early stage oil and gas exploration and production company currently pursuing a business strategy in the energy sector in South America, with an initial focus on identifying oil and gas exploration and production opportunities in Colombia. To that end, the Company has recently established a subsidiary, La Cortez Energy Colombia, E.U., with offices in Bogotá, Colombia.

For more information, please contact the Company’s Investor Relations department at 888-805-(LCTZ) 5289.

Forward-Looking Statements

Certain statements in this news release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company's ability to identify corporate acquisition, farm-in  and/or joint venture opportunities in the energy sector in Colombia and Peru and, more generally, in Latin America, to establish the technical and managerial infrastructure and to raise the necessary capital to take advantage of, and successfully participate in such opportunities, future economic conditions, political stability and volatility and decreases in energy prices. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.